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                         NEUMAN, DRENNEN & STONE, LLC
                               Attorneys at Law
                              Temple-Bowron House
                               1507 Pine Street
                            Boulder, Colorado 80302
                                (303) 449-2100
                           facsimile: (303) 449-1045


                               January 20, 1999


Cell Robotics International, Inc.
2715 Broadbent Parkway N.E.
Albuquerque, New Mexico  87107

     Re:  Pre-Effective Amendment No. 3 to Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Cell Robotics International, Inc. (the "Company") in connection with Pre-Effective Amendment No. 3 to Registration Statement on Form S-3 (the "Amended Registration Statement") to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of (i) 78,788 shares of Series A Convertible Preferred Stock ("Preferred Stock"); (ii) 157,576 Common Stock Purchase Warrants ("Warrants"); and (iii) an aggregate of 661,818 shares of Common Stock, $.004 par value ("Common Stock"), issuable as a dividend on the Preferred Stock, upon conversion of the Preferred Stock and upon exercise of the Warrants, as proposed and more fully described in such Amended Registration Statement. In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

     2. The Company's authorized capital consists of twelve million five hundred thousand (12,500,000) shares of Common Stock having a par value of $0.004 each and two million five hundred thousand (2,500,000) shares of Preferred Stock having a par value of $.04 each.

     3. The 78,788 shares of Preferred Stock and 157,576 Warrants of the Company are lawfully and validly issued, fully paid and non-assessable securities of the Company.

     4. The 661,818 shares of the Company's Common Stock issuable (i) as a dividend on the Preferred Stock from time to time, (ii) upon conversion of the Preferred Stock and (iii) upon exercise of the Warrants shall, upon the valid conversion of the Preferred Stock or exercise of the Warrants and issuance thereof as more fully described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable.


                                   Sincerely,



                                   Nathan L. Stone

NLS/